Exhibit 99.1

Bank of the James Announces Fourth Quarter,  Full Year of 2023

Financial Results and Declaration of Increased Dividend

Loan Growth, Earnings Strength, Enhanced Shareholder Value

LYNCHBURG, VA, February 2, 2024 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three and 12 month periods ended December 31, 2023.  The Bank serves Region 2000 (the greater Lynchburg MSA) and the Blacksburg, Charlottesville, Harrisonburg, Lexington, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended December 31, 2023 was $2.06 million or $0.45 per basic and diluted share compared with $1.96 million or $0.42 per basic and diluted share for the three months ended December 31, 2022. Net income for the 12 months ended December 31, 2023 was $8.70 million or $1.91 per basic and diluted share compared with $8.96 million or $1.91 per basic and diluted share for the 12 months ended December 31, 2022.

Robert R. Chapman III, CEO, commented: “Our Company’s proactive response to the numerous economic and market changes that occurred throughout 2023 contributed to strong earnings and positive financial and operating results. Operational efficiency, diligent expense management and a focus on asset quality ensured a financial performance that drove value for shareholders and assured product and service excellence for customers.

“Higher interest rates caused fundamental and rapid changes in the banking landscape. Slowing loan demand, rising interest expense, and market and regulatory concerns about banks’ liquidity created challenges that were quickly and effectively addressed by the Company and our experienced team of banking professionals.

“Our longstanding emphasis on security, liquidity, capital strength,  asset quality and superior customer service, which makes for strong relationships, proved critical in 2023.  By maintaining exceptional asset quality, we maximized the value of revenues generated. We required minimal provisioning for credit losses, experienced nominal loan charge-offs, and maintained low levels of non-performing and watch-list loans. We concluded 2023 with no foreclosed real estate (other real estate owned or “OREO”) on our books. This speaks to the financial health and strength of our customers, and to our credit management practices.

“Customers benefitted from the skilled service provided by our banking team and the wide range of reliable, secure electronic and web-based banking products for commercial and retail customers. Our capabilities contributed to high levels of commercial and retail customer retention. An emphasis on the value of relationship banking enabled us to retain deposits. The quality of our residential mortgage processing and service earned us new customers even in a slower homebuying market.

“Our accomplishments in 2023 were significant, and we feel our Company is well-positioned for the coming year. The communities we serve are, overall, demonstrating financial and economic health. While interest rates will continue to present challenges to growth, we anticipate our focus on productivity and quality will support our goal of financial strength and shareholder value.”

Fourth Quarter, 12 Months of 2023 Highlights

•

Total interest income of $10.49 million in the fourth quarter and $39.36 million in the 12 months of 2023 increased 17% and 24% compared with the respective periods of 2022. The year-over-year growth primarily reflected commercial loan interest rate adjustments to keep pace with the rising interest rate environment and a higher yield on Fed Funds sold.

•

Net interest income before recovery of credit losses was $29.74 million in the 12 months of 2023 compared with $29.70 million a year earlier as interest income expansion balanced significantly higher interest expense in a  higher rate environment.

•

Net interest margin was 3.29% in 2023 compared with 3.23% in 2022 despite ongoing pressure on margins. Interest spread in 2023 of 3.06% was comparable to a year earlier. Fourth quarter 2023 net interest margin and interest spread declined moderately compared to the comparable period in 2022.

•

Total noninterest income for the 12 months of 2023 was $12.87 million compared with $13.24 million for the 12 months of 2022, and included solid revenue from commercial treasury services and a $0.31 per share earnings contribution from PWW.

•

Loans, net of the allowance for credit losses, were $601.92 million at December 31, 2023 compared with $605.37 million at December 31, 2022, primarily reflecting rate-driven slowing of demand and the Company’s focus on loan quality.

•	Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.06% at December 31, 2023, minimal levels of nonperforming loans, and zero OREO.
•

Total deposits grew to $878.46 million at December 31, 2023 compared with $848.14 million at December 31, 2022, highlighted by growth in shorter-term time deposits and a  core deposit to total deposit ratio of 77%.

•

Shareholder value measures included meaningful year-over-year growth in total stockholders’ equity and retained earnings. Total book value rose to $13.21 at December 31, 2023 from $10.85 at December 31, 2022.

•

The Company in 2023 repurchased 85,319 shares of its outstanding common stock. Combined with share buybacks in 2022, the Company has repurchased approximately 4% of its common stock in the past two years.

•

On January 16, 2024, the Company’s board of directors approved a quarterly dividend of $0.10 per common share, an increase of $0.02 per share per quarter, or 25%, to stockholders of record as of March 1. 2024, to be paid on March 15, 2024.

Fourth Quarter, 12 Months of 2023 Operational Review

Net interest income after provision for credit losses for the quarter ended December 31, 2023 was $7.24 million compared with net interest income after provision for credit losses of $8.29 million for the quarter ended December 31, 2022. For the 12 months of 2023, net interest income after recovery of credit losses was $29.92 million compared with net interest income after recovery of credit losses of $30.60 million for the 12 months of 2022.

Total interest income increased to $10.49 million in the fourth quarter of 2023 compared with $8.95 million a year earlier. For the 12 months of 2023, total interest income was $39.36 million compared with $31.85 million for the 12 months of 2022. Both 2023 periods reflected moderating loan activity and interest rate increases.

Interest rate adjustments related to variable rate loans along with an increase in the Fed Funds rate had a  positive impact on the yields earned on interest earning assets. Management noted that margin compression continues to have an impact on profitability.

The yield on interest-earning assets in 2023 was 4.36% compared with 3.46%  a year earlier, while the average loan yield increased to 5.05% from 4.30%  a year earlier, reflecting the Company’s loan rate adjustments. The rate on interest-bearing deposits increased to 1.23% in 2023 from 0.18% a year earlier, and the cost of total interest-bearing liabilities in 2023 rose to 1.30% from 0.29% a year earlier.

The interest spread in 2023 remained relatively stable at 3.06% compared with 3.18% in 2022. Net interest margin in 2023 was 3.29% compared with 3.23% in 2022.

Total interest expense in the fourth quarter and 12 months of 2023 rose compared with the 2022 periods, reflecting increased levels of interest-bearing  deposits and higher deposit rates commensurate with the prevailing interest rate environment. Total interest expense in the fourth quarter of 2023 was $3.15 million compared with $652,000 a year earlier, while total interest expense in the 12 months of 2023 was $9.62 million compared with $2.15 million a year earlier.

J. Todd Scruggs, Executive Vice President and CFO, noted:  “Repricing commercial floating rate loans and generating mortgage loans consistent with prevailing rates helped offset the dramatic increase in rates paid on interest-bearing liabilities. In the coming year, we intend to maintain disciplined expense management and hold the line on time deposit rates and maturity length to maintain some balance between interest-earning assets and interest-bearing liabilities.”

Noninterest income in the fourth quarter of 2023 was $3.18 million compared with $2.73 million in the fourth quarter of 2022. For the 12 months of 2023, noninterest income was $12.87 million compared with $13.24 million a year earlier. Noninterest income in both periods of 2023 demonstrated income contributions from debit card activity and commercial treasury services and a strong contribution to earnings by PWW’s investment management activity. Year-over-year comparisons of noninterest income reflect a decrease in gains on sale of loans as the Company’s mortgage division experienced a decrease in mortgage loan originations.

Noninterest expense in the fourth quarter of 2023 declined to $8.42 million compared with $8.62 million a year earlier. In the 12 months of 2023, noninterest expense was $32.51 million compared with $32.74 million in the 12 months of 2022. Noninterest expense in 2023 reflected a decrease in professional fees and outside expenses following the successful conclusion of a fraud loss matter and significantly lower expenses related to other real estate owned.  This was partially offset by an increase in data processing fees in 2023.

In the fourth quarter the Company utilized a tax benefit for Virginia state income tax purposes that has accumulated as a result of parent company only (i.e., not consolidated) losses over time.  This resulted in a one-time credit to income tax expense and led to a sharp decrease in the effective tax rate in 2023 as compared to 2022.  The Company’s effective tax rate in 2023 was 15.32% as compared to 19.35% in 2022.

The Company demonstrated stable productivity in 2023, with return on average equity (ROAE) of 17.07% compared with 15.59% a year earlier and a return on average assets (ROAA) of 0.92% compared with 0.91% a year earlier. The efficiency ratio for the 12 months of 2023 was 76.29% compared with 76.23% for the 12 months of 2022.

Balance Sheet:  Loan Activity,  Asset Quality, Shareholder Value

Total assets were $969.37 million at December 31, 2023 compared with $928.57 million at December 31, 2022.

Loans, net of allowance for credit losses, were $601.92 million at December 31, 2023 compared with $605.37 million at December 31, 2022, primarily reflecting lower commercial lending activity partially offset by significant growth in the residential mortgage portfolio and increased residential and commercial construction loans.

Due to lower originations and payoffs, commercial real estate loans (owner-occupied and non-owner occupied and excluding construction loans) decreased to approximately $306.86 million at December 31, 2023 compared with $341.89 million at December 31, 2023. CRE loans stabilized from the third quarter of 2023 total of $305.72 million, and demonstrated a steadily decreasing rate of payoffs throughout 2023.

Commercial loans (primarily C&I loans) were $65.32 million at December 31, 2023 compared with $95.84 million at December 31, 2022. Although the decline reflected lower business credit demand, commercial loans were stable compared with $65.83 million at September 30, 2023. Commercial construction loans increased throughout 2023, rising to $21.97 million at December 31, 2023 from $12.14 million at December 31, 2022.

Residential mortgage and residential construction loans grew significantly throughout the year, increasing to a total of $138.66 million at December 31, 2023 compared with $63.75 million since December 31, 2022. Residential mortgages increased to $107.00 million at December 31, 2023, from $43.05 million at December 31, 2022, reflecting the Bank’s practice of retaining a  majority of originated mortgages as prevailing interest rates increased.

Residential construction loans were $32.67 million at December 31, 2023 compared with $20.71 million at December 31, 2022 that reflected robust new home construction activity in the Bank’s markets. Total consumer loans were approximately $76.52 million at December 31, 2023, lower than a year earlier and reflecting higher interest rates.

Some of the variances in the loan classifications above were due to the Bank’s reclassification of loan categories in connection with the adoption of the current expected credit loss (CECL) methodology on January 1, 2023.

Michael A. Syrek, President of the Bank, commented: “There is continuing, albeit softer demand for commercial and retail loans. Current rates have definitely given businesses and potential homebuyers pause for thought. We plan to position the Bank for available opportunities and to emphasize the value to customers of our commercial treasury services, our relationship approach to banking, and our superior service. Diligent asset and credit management will continue to be a critical component of success in 2024.”

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.06% at December 31, 2023 compared with 0.10% a year earlier. The allowance for credit losses on loans to total loans was 1.22%  on December 31, 2023, compared with 1.02% on December 31,  2022.

Total nonperforming loans declined to $391,000 at December 31, 2023 compared with $633,000 at December 31, 2022. The Company had no OREO, compared with $566,000 a year earlier. As a result of having no OREO, total nonperforming assets were the same as nonperforming loans.

Total deposits at December 31, 2023 increased to $878.46 million from $848.14 million at December 31, 2022.  Throughout the year, total deposits partially reflected a  changing deposit mix from core deposits (noninterest-bearing demand, NOW, savings and money market accounts) to higher-interest time deposits. Time deposits increased to $205.96 million at December 31, 2023 compared with $132.76 a year earlier. The Company emphasized the importance of retaining deposits by paying competitive rates while managing interest expense. Lower-cost core deposits remained strong, representing 77% of total deposits.

The Company had strong liquidity in 2023, adding cash and cash equivalents and maintaining access to several off-balance sheet funding options. Entering 2024 with more than sufficient liquidity and funding capabilities, the Company intends to maintain current levels of liquidity.

Key measures of shareholder value demonstrated positive trends in 2023. Book value per share increased sharply to $13.21 at December 31, 2023 compared with $10.85 at December 31, 2022.  Total stockholders’ equity rose to $60.04 million at December 31, 2023 from $50.23 million a year earlier and retained earnings were $36.68 million compared with $31.03 million in the prior year.

Although some balance sheet measures, including book value per share and stockholders’ equity, increased this quarter because of declining treasury rates, these measures continue to be negatively impacted by a decreased market value in the Company’s  available-for-sale securities portfolio, reflecting the impact of higher interest rates beginning in 2022. These mark-to-market losses are excluded when calculating the Bank’s regulatory capital ratios.  The available-for-sale securities portfolio is composed primarily of securities with implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly-rated debt instruments. The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity. Management continues to diligently monitor the creditworthiness of the issuers of the debt instruments within its securities portfolio. The duration of the Company’s overall securities portfolio is approximately 5.75 years.

The Company’s positive financial performance supported its longstanding practice of paying a quarterly cash dividend to shareholders.  The Company increased the dividend by 25% from the dividend paid in the fourth  quarter of 2023. As previously noted, the Company’s now-completed stock repurchase programs have contributed to earnings and generated shareholder value.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor.

Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates,  changes in the value of real estate securing loans made by the Bank as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

(unaudited)

	December 31,	December 31,
Assets	2023	2022
Cash and due from banks	$25,613	$30,025
Federal funds sold	49,225	31,737
Total cash and cash equivalents	74,838	61,762

Securities held-to-maturity, at amortized cost (fair value of $3,231 in 2023 and $3,135 in 2022)	3,622	3,639
Securities available-for-sale, at fair value	216,510	185,787
Restricted stock, at cost	1,541	1,387
Loans, net of allowance for loan losses of $7,412 in 2023 and $6,259 in 2022	601,921	605,366
Loans held for sale	1,258	2,423
Premises and equipment, net	18,141	17,974
Interest receivable	2,835	2,736
Cash value - bank owned life insurance	21,586	19,237
Other real estate owned	-	566
Customer relationship intangibles	7,285	7,845
Goodwill	2,054	2,054
Other assets	17,780	17,795
Total assets	$969,371	$928,571

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing demand	134,275	154,884
NOW, money market and savings	538,229	560,479
Time deposits	205,955	132,775
Total deposits	878,459	848,138

Capital notes	10,042	10,037
Other borrowings	9,890	10,457
Interest payable	480	89
Other liabilities	10,461	9,624
Total liabilities	$909,332	$878,345
Commitments and Contingencies

Stockholders' equity
Preferred stock; authorized 1,000,000 shares; none issued and outstanding	$ -	$ -
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,543,338 and 4,628,657 as of December 31, 2023 and 2022	9,723	9,905
Additional paid-in-capital	35,253	36,068
Retained earnings	36,678	31,034
Accumulated other comprehensive loss	(21,615)	(26,781)
Total stockholders' equity	$60,039	$50,226

Total liabilities and stockholders' equity	$969,371	$928,571

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operation

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Year Ended
	December 31,
Interest Income	2023	2022
Loans	$31,378	$26,175
Securities
US Government and agency obligations	1,273	1,235
Mortgage backed securities	1,899	1,656
Municipals - taxable	1,139	1,079
Municipals - tax exempt	73	73
Dividends	82	66
Corporates	560	566
Interest bearing deposits	496	282
Federal Funds sold	2,462	721
Total interest income	$39,362	$31,853

Interest Expense
Deposits
NOW, money market savings	2,984	555
Time Deposits	5,796	732
Federal Funds purchased	-	-
FHLB borrowings	31	-
Finance leases	86	96
Capital notes	327	327
Other borrowings	398	440
Total interest expense	9,622	2,150

Net interest income	29,740	29,703

Recovery of loan losses	(179)	(900)

Net interest income after recovery of loan losses	29,919	30,603

Noninterest income
Gain on sales of loans held for sale	3,938	5,256
Service charges, fees and commissions	3,901	3,591
Wealth management fees	4,197	3,932
Life insurance income	548	452
Other	283	16
Loss on sales and calls of securities, net	-	(3)

Total noninterest income	12,867	13,244

Noninterest expenses

Salaries and employee benefits	18,311	17,682
Occupancy	1,819	1,814
Equipment	2,416	2,553
Supplies	530	521
Professional and other outside expenses	2,513	2,589
Data processing	2,783	2,467
Marketing	919	920
Credit expense	805	923
Other real estate expenses, net	40	214
FDIC insurance expense	419	500
Amortization of intangibles	560	560
Other	1,392	1,994
Amortization of tax credit investment	-	-
Total noninterest expenses	32,507	32,737

Income before income taxes	10,279	11,110

Income tax expense	1,575	2,151

Net Income	$8,704	$8,959

Weighted average shares outstanding - basic and diluted	4,562,374	4,698,041

Earnings per common share - basic and diluted	$1.91	$1.91

Bank of the James Financial Group, Inc. and Subsidiaries

(Dollar amounts in thousands, except per share data)

(unaudited)

Selected Data:	Three months ending Dec 31, 2023	Three months ending Dec 31, 2022	Change	Year to date Dec 31, 2023	Year to date Dec 31, 2022	Change
Interest income	$10,489	$8,945	17.26%	$39,362	$31,853	23.57%
Interest expense	3,149	652	382.98%	9,622	2,150	347.53%
Net interest income	7,340	8,293	-11.49%	29,740	29,703	0.12%
Provision for (recovery of) credit losses	99	-	n/a	(179)	(900)	-80.11%
Noninterest income	3,178	2,725	16.62%	12,867	13,244	-2.85%
Noninterest expense	8,416	8,618	-2.34%	32,507	32,737	-0.70%
Income taxes (benefit) expense	(56)	442	-112.67%	1,575	2,151	-26.78%
Net income	2,059	1,958	5.16%	8,704	8,959	-2.85%
Weighted average shares outstanding - basic and diluted	4,543,338	4,628,657	(85,319)	4,562,374	4,698,041	(135,667)
Basic and diluted net income per share	$0.45	$0.42	$0.03	$1.91	$1.91	$ -

Balance Sheet at period end:	Dec 31, 2023	Dec 31, 2022	Change	Dec 31, 2022	Dec 31, 2021	Change
Loans, net	$601,921	$605,366	-0.57%	$605,366	$576,469	5.01%
Loans held for sale	1,258	2,423	-48.08%	2,423	1,628	48.83%
Total securities	220,132	189,426	16.21%	189,426	164,922	14.86%
Total deposits	878,459	848,138	3.58%	848,138	887,056	-4.39%
Stockholders' equity	60,039	50,226	19.54%	50,226	69,429	-27.66%
Total assets	969,371	928,571	4.39%	928,571	987,634	-5.98%
Shares outstanding	4,543,338	4,628,657	(85,319)	4,628,657	4,740,657	(112,000)
Book value per share	$13.21	$10.85	$2.36	$10.85	$14.65	$(3.80)

Daily averages:	Three months ending Dec 31, 2023	Three months ending Dec 31, 2022	Change	Year to date Dec 31, 2023	Year to date Dec 31, 2022	Change
Loans	$609,800	$618,948	-1.48%	$616,047	$604,990	1.83%
Loans held for sale	3,406	3,722	-8.49%	3,512	3,913	-10.25%
Total securities (amortized cost)	236,267	229,884	2.78%	226,637	223,137	1.57%
Total deposits	882,277	867,569	1.70%	867,269	888,292	-2.37%
Stockholders' equity	50,097	48,207	3.92%	50,977	57,478	-11.31%
Interest earning assets	921,665	897,711	2.67%	903,491	919,992	-1.79%
Interest bearing liabilities	753,144	737,375	2.14%	738,335	746,479	-1.09%
Total assets	963,511	950,558	1.36%	950,276	980,507	-3.08%

Financial Ratios:	Three months ending Dec 31, 2023	Three months ending Dec 31, 2022	Change	Year to date Dec 31, 2023	Year to date Dec 31, 2022	Change
Return on average assets	0.85%	0.82%	0.03	0.92%	0.91%	0.01
Return on average equity	16.31%	16.11%	0.20	17.07%	15.59%	1.48
Net interest margin	3.18%	3.67%	(0.49)	3.29%	3.23%	0.06
Efficiency ratio	80.02%	78.22%	1.80	76.29%	76.23%	0.06
Average equity to average assets	5.20%	5.07%	0.13	5.36%	5.86%	(0.50)

Allowance for credit losses:	Three months ending Dec 31, 2023	Three months ending Dec 31, 2022	Change	Year to date Dec 31, 2023	Year To date Dec 31, 2022	Change
Beginning balance	$7,320	$6,394	14.48%	$6,259	$6,915	-9.49%
Retained earnings adjustment related to impact of adoption of ASU 2016-13	-	-	n/a	1,245	-	n/a
Provision for (recovery of) credit losses	123	-	n/a	(65)	(900)	-92.78%
Charge-offs	(40)	(152)	-73.68%	(236)	(162)	45.68%
Recoveries	9	17	-47.06%	209	406	-48.52%
Ending balance	7,412	6,259	18.42%	7,412	6,259	18.42%

Nonperforming assets:	Dec 31, 2023	Dec 31, 2022	Change	Dec 31, 2022	Dec 31, 2021	Change
Total nonperforming loans	$391	$633	-38.23%	$633	$954	-33.65%
Other real estate owned	-	566	-100.00%	566	761	-25.62%
Total nonperforming assets	391	1,199	-67.39%	1,199	1,715	-30.09%

Asset quality ratios:	Dec 31, 2023	Dec 31, 2022	Change	Dec 31, 2022	Dec 31, 2021	Change
Nonperforming loans to total loans	0.06%	0.10%	(0.04)	0.10%	0.16%	(0.06)
Allowance for credit losses to total loans	1.22%	1.02%	0.19	1.02%	1.19%	(0.16)
Allowance for credit losses to nonperforming loans	1895.65%	988.78%	906.87	988.78%	724.84%	263.94